                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                    New York, NY 10017-2630
                                        www.travelers.com
NYSE: TRV
Travelers Reports Exceptional Fourth Quarter and Full Year Results
Fourth Quarter 2024 Net Income per Diluted Share of $8.96, up 28%, and Return on Equity of 30.0%
Fourth Quarter 2024 Core Income per Diluted Share of $9.15, up 31%, and Core Return on Equity of 27.7%
Full Year Net Income and Core Income of $5 Billion
Full Year Return on Equity of 19.2% and Core Return on Equity of 17.2%
•Excellent fourth quarter net income of $2.082 billion and core income of $2.126 billion.
•Consolidated combined ratio improved 2.6 points from the prior year quarter to an excellent 83.2%.
•Underlying underwriting income of $1.700 billion pre-tax, reflecting an underlying combined ratio that improved 1.9 points to an excellent 84.0%; very strong underlying results in all three segments.
•Net written premiums of $10.742 billion, up 7%, with growth in all three segments; record full year net written premiums of $43.356 billion, up 8%, with growth in all three segments.
•Net investment income increased 23% pre-tax over the prior year quarter.
•Book value per share of $122.97, up 13% over year-end 2023; adjusted book value per share of $139.04, up 13% over year-end 2023.
•Record full year operating cash flows of $9.074 billion.

New York, January 22, 2025 — The Travelers Companies, Inc. today reported net income of $2.082 billion, or $8.96 per diluted share, for the quarter ended December 31, 2024, compared to $1.626 billion, or $6.99 per diluted share, in the prior year quarter. Core income in the current quarter was $2.126 billion, or $9.15 per diluted share, compared to $1.633 billion, or $7.01 per diluted share, in the prior year quarter. Core income increased primarily due to a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses), higher net investment income and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. Net realized investment losses in the current quarter were $55 million pre-tax ($44 million after-tax), compared to $11 million pre-tax ($7 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024	2023	Change		2024	2023	Change
Net written premiums	$10,742	$9,994	7%		$43,356	$40,201	8%

Total revenues	$12,008	$10,927	10		$46,423	$41,364	12
Net income	$2,082	$1,626	28		$4,999	$2,991	67
per diluted share	$8.96	$6.99	28		$21.47	$12.79	68
Core income	$2,126	$1,633	30		$5,025	$3,072	64
per diluted share	$9.15	$7.01	31		$21.58	$13.13	64
Diluted weighted average shares outstanding	230.7	231.1	—		231.1	232.2	—
Combined ratio	83.2%	85.8%	(2.6)	pts	92.5%	97.0%	(4.5)	pts
Underlying combined ratio	84.0%	85.9%	(1.9)	pts	86.2%	89.5%	(3.3)	pts
Return on equity	30.0%	29.0%	1.0	pts	19.2%	13.6%	5.6	pts
Core return on equity	27.7%	24.0%	3.7	pts	17.2%	11.5%	5.7	pts

	As of
	December 31, 2024	December 31, 2023	Change
Book value per share	$122.97	$109.19	13%
Adjusted book value per share	139.04	122.90	13%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“On behalf of all of us at Travelers, I want to acknowledge the tragic wildfires that have devastated communities across Los Angeles,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Our hearts go out to everyone affected – those who have lost their homes, their businesses, and, most tragically, their loved ones. At times like these, words alone of course are not enough. As a company rooted in the communities we serve, we will be there for our customers and neighbors to support them as they recover and rebuild. We also extend our deep gratitude to all of the first responders who have been working tirelessly and to our claim professionals who demonstrate day in and day out to our customers and agents the value of the Travelers promise.
“The strong results and financial position that we are reporting today enable us to be there when our customers need us most, including in the event of devastating tragedy, as our friends and neighbors in Los Angeles are experiencing right now. In that regard, we are very pleased to report record core income for the quarter of $2.1 billion driven by strong growth in earned premiums and excellent profitability. Net earned premiums increased 9% to $10.9 billion, and the combined ratio improved 2.6 points to 83.2%. The improvement in the combined ratio was driven by very strong underlying profitability and higher net favorable prior year reserve development. Earned premiums and underwriting margins were strong in all three segments. Our high-quality investment portfolio performed well, generating after-tax net investment income of $785 million.
“For the full year, core income was up 64% to more than $5 billion, or $21.58 per diluted share, generating core return on equity of 17.2%. Full year results were driven by strong earned premiums, excellent underwriting margins and a higher level of net investment income.
“These results, together with our strong balance sheet, enabled us to grow adjusted book value per share by 13% during the year to $139.04, after making important investments in our business and returning more than $2.1 billion of excess capital to shareholders through dividends and share repurchases.
“Through continued terrific marketplace execution across all three segments, we grew net written premiums during the year by 8% to $43.4 billion and in the quarter by 7% to $10.7 billion. In Business Insurance, we grew net written premiums in the quarter by 8% to $5.4 billion. Renewal premium change in the segment remained strong at 9.6%, including renewal rate change of 6.9%, while retention also remained strong at 85%. In Bond & Specialty Insurance, we grew net written premiums by 7% to $1.1 billion, with excellent retention of 88% in our high-quality management liability business. In our industry-leading surety business, we grew net written premiums by 19%. In Personal Insurance, net written premiums grew 7% to $4.3 billion, driven by continued strong renewal premium change, particularly in our Homeowners business.
“The depth and breadth of our franchise value was on full display in 2024. The compelling value proposition that we offer to our customers and distribution partners drives our top line. Underwriting excellence delivers strong profitability and cash flow. Investing expertise along with a growing portfolio and higher reinvestment rates contributes to meaningful growth in net investment income. All of that contributes to strong returns and meaningful growth in book value per share. With this momentum, we are very confident in the outlook for Travelers in 2025 and beyond.”

Consolidated Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2024		2023		Change		2024		2023		Change
Underwriting gain:	$1,787		$1,375		$412		$2,984		$966		$2,018
Underwriting gain includes:
Net favorable prior year reserve development	262		132		130		709		143		566
Catastrophes, net of reinsurance	(175)		(125)		(50)		(3,335)		(2,991)		(344)
Net investment income	955		778		177		3,590		2,922		668
Other income (expense), including interest expense	(93)		(123)		30		(364)		(412)		48
Core income before income taxes	2,649		2,030		619		6,210		3,476		2,734
Income tax expense	523		397		126		1,185		404		781
Core income	2,126		1,633		493		5,025		3,072		1,953
Net realized investment losses after income taxes	(44)		(7)		(37)		(26)		(81)		55
Net income	$2,082		$1,626		$456		$4,999		$2,991		$2,008

Combined ratio	83.2%		85.8%		(2.6)	pts	92.5%		97.0%		(4.5)	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.4)	pts	(1.3)	pts	(1.1)	pts	(1.7)	pts	(0.4)	pts	(1.3)	pts
Catastrophes, net of reinsurance	1.6	pts	1.2	pts	0.4	pts	8.0	pts	7.9	pts	0.1	pts
Underlying combined ratio	84.0%		85.9%		(1.9)	pts	86.2%		89.5%		(3.3)	pts

Net written premiums
Business Insurance	$5,426		$5,018		8%		$22,078		$20,430		8%
Bond & Specialty Insurance	1,054		989		7		4,109		3,842		7
Personal Insurance	4,262		3,987		7		17,169		15,929		8
Total	$10,742		$9,994		7%		$43,356		$40,201		8%
Fourth Quarter 2024 Results
(All comparisons vs. fourth quarter 2023, unless noted otherwise)
Net income of $2.082 billion increased $456 million, driven by higher core income, partially offset by higher net realized investment losses. Core income of $2.126 billion increased $493 million, primarily due to a higher underlying underwriting gain, higher net investment income and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. Net realized investment losses were $55 million pre-tax ($44 million after-tax), compared to $11 million pre-tax ($7 million after-tax) in the prior year quarter.
Combined ratio:
•The combined ratio of 83.2% improved 2.6 points due to an improvement in the underlying combined ratio (1.9 points) and higher net favorable prior year reserve development (1.1 points), partially offset by higher catastrophe losses (0.4 points).
•The underlying combined ratio improved 1.9 points to an excellent 84.0%. See below for further details by segment.
•Net favorable prior year reserve development occurred in all segments. See below for further details by segment.
•Catastrophe losses primarily resulted from Hurricane Milton, as well as an increase in estimated losses related to Hurricane Helene, a third quarter event.

Net investment income of $955 million pre-tax ($785 million after-tax) increased 23%. Income from the fixed income investment portfolio increased over the prior year quarter due to a higher average yield and growth in fixed maturity investments. Income from the non-fixed income investment portfolio increased over the prior year quarter primarily due to higher private equity partnership returns.

Net written premiums of $10.742 billion increased 7%. See below for further details by segment.

Full Year 2024 Results
(All comparisons vs. full year 2023, unless noted otherwise)

Net income of $4.999 billion increased $2.008 billion, driven by higher core income and lower net realized investment losses. Core income of $5.025 billion increased $1.953 billion, primarily due to a higher underlying underwriting gain, higher net investment income and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the prior year included a one-time tax benefit of $211 million due to the expiration of the statute of limitations with respect to a tax item. Net realized investment losses were $30 million pre-tax ($26 million after-tax), compared to $105 million pre-tax ($81 million after-tax) in the prior year.

Combined ratio:

•The combined ratio of 92.5% improved 4.5 points due to an improvement in the underlying combined ratio (3.3 points) and higher net favorable prior year reserve development (1.3 points), partially offset by higher catastrophe losses (0.1 points).

•The underlying combined ratio of 86.2% improved 3.3 points. See below for further details by segment.

•Net favorable prior year reserve development occurred in all segments. See below for further details by segment.

•Catastrophe losses primarily resulted from Hurricane Helene and numerous severe wind and hail storms in multiple states.
Net investment income of $3.590 billion pre-tax ($2.952 billion after-tax) increased 23% driven by the same factors described above for the fourth quarter of 2024.

Net written premiums of $43.356 billion increased 8%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $27.864 billion increased 12% over year-end 2023, primarily due to net income of $4.999 billion, partially offset by common share repurchases, dividends to shareholders and higher net unrealized investment losses. Net unrealized investment losses included in shareholders’ equity were $4.609 billion pre-tax ($3.640 billion after-tax), compared to $3.970 billion pre-tax ($3.129 billion after-tax) at year-end 2023. The increase in net unrealized investment losses was driven primarily by higher interest rates. Book value per share of $122.97 increased 13% over year-end 2023. Adjusted book value per share of $139.04, which excludes net unrealized investment gains (losses), increased 13% over year-end 2023.

The Company repurchased 1.0 million shares during the fourth quarter at an average price of $255.41 per share for a total cost of $252 million. At December 31, 2024, the Company had $5.040 billion of capacity remaining under its share repurchase authorizations approved by the Board of Directors. At the end of the quarter, statutory capital and surplus was $27.715 billion, and the ratio of debt-to-capital was 22.4%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains (losses) included in shareholders’ equity was 20.3%, within the Company’s target range of 15% to 25%.
The Board of Directors declared a regular quarterly dividend of $1.05 per share. The dividend is payable March 31, 2025, to shareholders of record at the close of business on March 10, 2025.

Business Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2024		2023		Change		2024		2023		Change
Underwriting gain:	$808		$669		$139		$1,554		$959		$595
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	147		56		91		90		(289)		379
Catastrophes, net of reinsurance	(94)		(40)		(54)		(1,032)		(838)		(194)
Net investment income	677		552		125		2,560		2,085		475
Other income (expense)	(7)		(37)		30		(27)		(93)		66
Segment income before income taxes	1,478		1,184		294		4,087		2,951		1,136
Income tax expense	290		227		63		781		368		413
Segment income	$1,188		$957		$231		$3,306		$2,583		$723

Combined ratio	85.2%		86.5%		(1.3)	pts	92.5%		94.7%		(2.2)	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	(2.7)	pts	(1.1)	pts	(1.6)	pts	(0.4)	pts	1.5	pts	(1.9)	pts
Catastrophes, net of reinsurance	1.7	pts	0.8	pts	0.9	pts	4.8	pts	4.3	pts	0.5	pts
Underlying combined ratio	86.2%		86.8%		(0.6)	pts	88.1%		88.9%		(0.8)	pts

Net written premiums by market
Domestic
Select Accounts	$893		$862		4%		$3,727		$3,477		7%
Middle Market	3,011		2,751		9		12,023		11,045		9
National Accounts	356		317		12		1,259		1,135		11
National Property and Other	684		682		—		3,134		3,008		4
Total Domestic	4,944		4,612		7		20,143		18,665		8
International	482		406		19		1,935		1,765		10
Total	$5,426		$5,018		8%		$22,078		$20,430		8%

Fourth Quarter 2024 Results
(All comparisons vs. fourth quarter 2023, unless noted otherwise)

Segment income for Business Insurance was $1.188 billion after-tax, an increase of $231 million. Segment income increased primarily due to higher net investment income, a higher underlying underwriting gain and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 85.2% improved 1.3 points due to higher net favorable prior year reserve development (1.6 points) and an improvement in the underlying combined ratio (0.6 points), partially offset by higher catastrophe losses (0.9 points).
•The underlying combined ratio improved 0.6 points to an excellent 86.2%.
•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the workers’ compensation product line for multiple accident years, partially offset by additions to reserves attributable to childhood sexual molestation in the Company’s run-off operations.
Net written premiums of $5.426 billion increased 8%, reflecting strong renewal premium change and retention.

Full Year 2024 Results
(All comparisons vs. full year 2023, unless noted otherwise)

Segment income for Business Insurance was $3.306 billion after-tax, an increase of $723 million. Segment income increased primarily due to higher net investment income, net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year and a higher underlying underwriting gain, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the prior year included a one-time tax benefit of $171 million due to the expiration of the statute of limitations with respect to a tax item.

Combined ratio:

•The combined ratio of 92.5% improved 2.2 points due to net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year (1.9 points) and an improvement in the underlying combined ratio (0.8 points), partially offset by higher catastrophe losses (0.5 points).

•The underlying combined ratio improved 0.8 points to an excellent 88.1%.

•Net favorable prior year reserve development was primarily driven by (i) better than expected loss experience in the workers’ compensation product line for multiple accident years, partially offset by (ii) higher than expected loss experience in the general liability product line (excluding asbestos) for recent accident years, (iii) an addition to asbestos reserves of $242 million and (iv) additions to other reserves related to run-off operations.
Net written premiums of $22.078 billion increased 8%, reflecting the same factors described above for the fourth quarter of 2024.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2024		2023		Change		2024		2023		Change
Underwriting gain:	$172		$207		$(35)		$603		$824		$(221)
Underwriting gain includes:
Net favorable prior year reserve development	45		36		9		129		285		(156)
Catastrophes, net of reinsurance	(2)		(6)		4		(51)		(37)		(14)
Net investment income	105		91		14		390		328		62
Other income	6		3		3		23		17		6
Segment income before income taxes	283		301		(18)		1,016		1,169		(153)
Income tax expense	55		61		(6)		201		227		(26)
Segment income	$228		$240		$(12)		$815		$942		$(127)

Combined ratio	82.7%		77.3%		5.4	pts	84.3%		76.9%		7.4	pts
Impact on combined ratio
Net favorable prior year reserve development	(4.3)	pts	(3.9)	pts	(0.4)	pts	(3.3)	pts	(7.8)	pts	4.5	pts
Catastrophes, net of reinsurance	0.2	pts	0.6	pts	(0.4)	pts	1.3	pts	1.0	pts	0.3	pts
Underlying combined ratio	86.8%		80.6%		6.2	pts	86.3%		83.7%		2.6	pts

Net written premiums
Domestic
Management Liability	$563		$553		2%		$2,309		$2,156		7%
Surety	329		276		19		1,294		1,147		13
Total Domestic	892		829		8		3,603		3,303		9
International	162		160		1		506		539		(6)
Total	$1,054		$989		7%		$4,109		$3,842		7%

Fourth Quarter 2024 Results
(All comparisons vs. fourth quarter 2023, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $228 million after-tax, a decrease of $12 million. Segment income decreased primarily due to a lower underlying underwriting gain, partially offset by higher net investment income and higher net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 82.7% increased 5.4 points due to a higher underlying combined ratio (6.2 points), partially offset by higher net favorable prior year reserve development (0.4 points) and lower catastrophe losses (0.4 points).

•The underlying combined ratio increased 6.2 points to a very strong 86.8%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the fidelity and surety product lines for multiple accident years.

Net written premiums of $1.054 billion increased 7%, reflecting production growth in both surety and management liability.

Full Year 2024 Results
(All comparisons vs. full year 2023, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $815 million after-tax, a decrease of $127 million. Segment income decreased primarily due to lower net favorable prior year reserve development and a lower underlying underwriting gain, partially offset by higher net investment income. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the prior year included a one-time tax benefit of $9 million due to the expiration of the statute of limitations with respect to a tax item.

Combined ratio:

•The combined ratio of 84.3% increased 7.4 points due to lower net favorable prior year reserve development (4.5 points), a higher underlying combined ratio (2.6 points) and higher catastrophe losses (0.3 points).

•The underlying combined ratio increased 2.6 points to a very strong 86.3%.

•Net favorable prior year reserve development was primarily driven by the same factors described above for the fourth quarter of 2024.

Net written premiums of $4.109 billion increased 7%, reflecting the same factors described above for the fourth quarter of 2024.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2024		2023		Change		2024		2023		Change
Underwriting gain (loss):	$807		$499		$308		$827		$(817)		$1,644
Underwriting gain (loss) includes:
Net favorable prior year reserve development	70		40		30		490		147		343
Catastrophes, net of reinsurance	(79)		(79)		—		(2,252)		(2,116)		(136)
Net investment income	173		135		38		640		509		131
Other income	19		18		1		76		77		(1)
Segment income (loss) before income taxes	999		652		347		1,543		(231)		1,774
Income tax expense (benefit)	201		132		69		294		(103)		397
Segment income (loss)	$798		$520		$278		$1,249		$(128)		$1,377

Combined ratio	80.7%		86.8%		(6.1)	pts	94.4%		104.8%		(10.4)	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.6)	pts	(1.1)	pts	(0.5)	pts	(3.0)	pts	(1.0)	pts	(2.0)	pts
Catastrophes, net of reinsurance	1.8	pts	2.0	pts	(0.2)	pts	13.5	pts	14.1	pts	(0.6)	pts
Underlying combined ratio	80.5%		85.9%		(5.4)	pts	83.9%		91.7%		(7.8)	pts

Net written premiums
Domestic
Automobile	$1,927		$1,831		5%		$7,925		$7,330		8%
Homeowners and Other	2,158		1,995		8		8,550		7,949		8
Total Domestic	4,085		3,826		7		16,475		15,279		8
International	177		161		10		694		650		7
Total	$4,262		$3,987		7%		$17,169		$15,929		8%

Fourth Quarter 2024 Results
(All comparisons vs. fourth quarter 2023, unless noted otherwise)

Segment income for Personal Insurance was $798 million after-tax, an increase of $278 million. Segment income increased primarily due to a higher underlying underwriting gain, higher net investment income and higher net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 80.7% improved 6.1 points due to an improvement in the underlying combined ratio (5.4 points), higher net favorable prior year reserve development (0.5 points) and lower catastrophe losses as a percentage of net earned premiums (0.2 points).

•The underlying combined ratio of 80.5% improved 5.4 points, reflecting improvement in both Automobile and Homeowners and Other.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in both the Homeowners and Other and Automobile product lines for recent accident years.

Net written premiums of $4.262 billion increased 7%, reflecting strong renewal premium change.

Full Year 2024 Results
(All comparisons vs. full year 2023, unless noted otherwise)

Segment income for Personal Insurance was $1.249 billion after-tax, compared with a segment loss of $128 million in 2023. Segment income increased primarily due to a higher underlying underwriting gain, higher net favorable prior year reserve development and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the prior year included a one-time tax benefit of $31 million due to the expiration of the statute of limitations with respect to a tax item.

Combined ratio:

•The combined ratio of 94.4% improved 10.4 points due to an improvement in the underlying combined ratio (7.8 points), higher net favorable prior year reserve development (2.0 points) and lower catastrophe losses as a percentage of net earned premiums (0.6 points).

•The underlying combined ratio of 83.9% improved 7.8 points, reflecting improvement in both Automobile and Homeowners and Other.

•Net favorable prior year reserve development was primarily driven by the same factors described above for the fourth quarter of 2024.

Net written premiums of $17.169 billion increased 8%, reflecting the same factors described above for the fourth quarter of 2024.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at Travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Wednesday, January 22, 2025. Investors can access the call via webcast at investor.travelers.com or by dialing 1.888.440.6281 within the United States or 1.646.960.0218 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at investor.travelers.com and by telephone for 30 days by dialing 1.800.770.2030 within the United States or 1.647.362.9199 outside the United States. All callers should use conference ID 5449478.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of more than $46 billion in 2024. For more information, visit Travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and X, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at investor.travelers.com, our Facebook page at facebook.com/travelers and our X account (@Travelers) at x.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world, including as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services covering individuals’ personal risks, primarily in the United States, as well as in Canada. Personal Insurance’s primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “ensures,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business and its future results of operations and financial condition;
•the impact of legislative or regulatory actions or court decisions;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s reserves, including asbestos;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses (including the recent California wildfires and the 2025 Plan) and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates and inflation;
•the Company’s approach to managing its investment portfolio;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve growth, profitability and competitiveness;

•the Company’s competitive advantages and innovation agenda, including executing on that agenda with respect to artificial intelligence;
•the Company’s cybersecurity policies and practices;
•new product offerings;
•the impact of developments in the tort environment;
•the impact of developments in the geopolitical environment; and
•the impact of the Company’s acquisition of Corvus Insurance Holdings, Inc.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses, including the recent California wildfires;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products;
•the Company is subject to additional risks associated with its business outside the United States; and
•future pandemics (including new variants of COVID-19).
Technology and Intellectual Property Risks

•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;

•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology, including with respect to artificial intelligence; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.
Regulatory and Compliance Risks

•changes in regulation, including changes in tax laws; and
•the Company's compliance controls may not be effective.
In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels appropriate for the Company’s business operations, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws and other factors.
Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 15, 2024, as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2024	2023	2024	2023
Net income	$2,082	$1,626	$4,999	$2,991
Adjustments:
Net realized investment losses	44	7	26	81
Core income	$2,126	$1,633	$5,025	$3,072

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2024	2023	2024	2023
Net income	$2,594	$2,019	$6,180	$3,371
Adjustments:
Net realized investment losses	55	11	30	105
Core income	$2,649	$2,030	$6,210	$3,476

	Twelve Months Ended December 31,				Average Annual
($ in millions, after-tax)	2022	2021	2020	2019	2005 - 2019
Net income	$2,842	$3,662	$2,697	$2,622	$3,007
Less: Loss from discontinued operations	—	—	—	—	(29)
Income from continuing operations	2,842	3,662	2,697	2,622	3,036
Adjustments:
Net realized investment (gains) losses	156	(132)	(11)	(85)	(44)
Impact of changes in tax laws and/or tax rates (1) (2)	—	(8)	—	—	9
Core income	2,998	3,522	2,686	2,537	3,001
Less: Preferred dividends	—	—	—	—	2
Core income, less preferred dividends	$2,998	$3,522	$2,686	$2,537	$2,999
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Diluted Basis

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Diluted income per share
Net income	$8.96	$6.99	$21.47	$12.79
Adjustments:
Net realized investment losses, after-tax	0.19	0.02	0.11	0.34
Core income	$9.15	$7.01	$21.58	$13.13
Reconciliation of Segment Income (Loss) to Total Core Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2024	2023	2024	2023
Business Insurance	$1,188	$957	$3,306	$2,583
Bond & Specialty Insurance	228	240	815	942
Personal Insurance	798	520	1,249	(128)
Total segment income	2,214	1,717	5,370	3,397
Interest Expense and Other	(88)	(84)	(345)	(325)
Total core income	$2,126	$1,633	$5,025	$3,072

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of December 31,						Average Annual
($ in millions)	2024	2023	2022	2021	2020	2019	2005 - 2019
Shareholders’ equity	$27,864	$24,921	$21,560	$28,887	$29,201	$25,943	$24,744
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	3,640	3,129	4,898	(2,415)	(4,074)	(2,246)	(1,300)
Net realized investment (gains) losses, net of tax	26	81	156	(132)	(11)	(85)	(44)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	(8)	—	—	19
Preferred stock	—	—	—	—	—	—	(42)
Loss from discontinued operations	—	—	—	—	—	—	29
Adjusted shareholders’ equity	$31,530	$28,131	$26,614	$26,332	$25,116	$23,612	$23,406
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Calculation of Return on Equity and Core Return on Equity

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2024	2023	2024	2023
Annualized net income	$8,330	$6,506	$4,999	$2,991
Average shareholders’ equity	27,780	22,449	25,993	22,031
Return on equity	30.0%	29.0%	19.2%	13.6%
Annualized core income	$8,505	$6,530	$5,025	$3,072
Adjusted average shareholders’ equity	30,677	27,250	29,295	26,772
Core return on equity	27.7%	24.0%	17.2%	11.5%

	Twelve Months Ended December 31,				Average Annual
($ in millions, after-tax)	2022	2021	2020	2019	2005 - 2019
Net income, less preferred dividends	$2,842	$3,662	$2,697	$2,622	$3,005
Average shareholders’ equity	23,384	28,735	26,892	24,922	24,693
Return on equity	12.2%	12.7%	10.0%	10.5%	12.2%
Core income, less preferred dividends	$2,998	$3,522	$2,686	$2,537	$2,999
Adjusted average shareholders’ equity	26,588	25,718	23,790	23,335	23,397
Core return on equity	11.3%	13.7%	11.3%	10.9%	12.8%

RECONCILIATION OF NET INCOME (LOSS) TO UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin, underlying underwriting income or underlying underwriting result.

A catastrophe is a severe loss designated, or reasonably expected by the Company to be designated, a catastrophe by one or more industry recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally or unintentionally destructive acts, including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income (loss) and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is reached and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2024 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Net Income to Pre-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax, except as noted)	2024	2023	2024	2023
Net income	$2,082	$1,626	$4,999	$2,991
Net realized investment losses	44	7	26	81
Core income	2,126	1,633	5,025	3,072
Net investment income	(785)	(645)	(2,952)	(2,436)
Other (income) expense, including interest expense	79	100	308	337
Underwriting income	1,420	1,088	2,381	973
Income tax expense (benefit) on underwriting results	367	287	603	(7)
Pre-tax underwriting income	1,787	1,375	2,984	966
Pre-tax impact of net favorable prior year reserve development	(262)	(132)	(709)	(143)
Pre-tax impact of catastrophes	175	125	3,335	2,991
Pre-tax underlying underwriting income	$1,700	$1,368	$5,610	$3,814
Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax)	2024	2023	2024	2023
Net income	$2,082	$1,626	$4,999	$2,991
Net realized investment losses	44	7	26	81
Core income	2,126	1,633	5,025	3,072
Net investment income	(785)	(645)	(2,952)	(2,436)
Other (income) expense, including interest expense	79	100	308	337
Underwriting income	1,420	1,088	2,381	973
Impact of net favorable prior year reserve development	(207)	(105)	(559)	(113)
Impact of catastrophes	138	99	2,632	2,361
Underlying underwriting income	$1,351	$1,082	$4,454	$3,221

	Twelve Months Ended December 31,
($ in millions, after-tax)	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income	$2,842	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473
Net realized investment (gains) losses	156	(132)	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)
Impact of changes in tax laws and/or tax rates (1) (2)	—	(8)	—	—	—	129	—	—	—	—	—
Core income	2,998	3,522	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441
Net investment income	(2,170)	(2,541)	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)	(1,905)	(2,216)	(2,186)	(2,316)
Other (income) expense, including interest expense	277	235	232	214	248	179	78	193	159	61	171
Underwriting income	1,105	1,216	1,010	654	576	350	1,199	1,725	1,584	1,442	296
Impact of net (favorable) unfavorable prior year reserve development	(512)	(424)	(276)	47	(409)	(378)	(510)	(617)	(616)	(552)	(622)
Impact of catastrophes	1,480	1,459	1,274	699	1,355	1,267	576	338	462	387	1,214
Underlying underwriting income	$2,073	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, pre-tax)	2024	2023	2024	2023
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$6,034	$5,880	$27,059	$26,215
Less:
Policyholder dividends	11	13	47	49
Allocated fee income	47	40	172	164
Loss ratio numerator	$5,976	$5,827	$26,840	$26,002
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,807	$1,641	$6,973	$6,226
General and administrative expenses (G&A)	1,475	1,289	5,819	5,176
Less:
Non-insurance G&A	107	103	421	389
Allocated fee income	81	69	301	269
Billing and policy fees and other	28	29	116	113
Expense ratio numerator	$3,066	$2,729	$11,954	$10,631
Earned premium	$10,868	$9,973	$41,941	$37,761
Combined ratio (1)
Loss and loss adjustment expense ratio	55.0%	58.4%	64.0%	68.9%
Underwriting expense ratio	28.2%	27.4%	28.5%	28.1%
Combined ratio	83.2%	85.8%	92.5%	97.0%
Impact on combined ratio:
Net favorable prior year reserve development	(2.4)%	(1.3)%	(1.7)%	(0.4)%
Catastrophes, net of reinsurance	1.6%	1.2%	8.0%	7.9%
Underlying combined ratio	84.0%	85.9%	86.2%	89.5%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax and Calculation of Book Value Per Share, Adjusted Book Value Per Share and Tangible Book Value Per Share

	As of
($ in millions, except per share amounts)	December 31, 2024	December 31, 2023	December 31, 2006
Shareholders’ equity	$27,864	$24,921	$25,135
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(3,640)	(3,129)	445
Preferred stock	—	—	129
Common shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	31,504	28,050	24,561
Less:
Goodwill	4,233	3,976	n/a
Other intangible assets	360	277	n/a
Impact of deferred tax on other intangible assets	(85)	(69)	n/a
Tangible shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	$26,996	$23,866	n/a
Common shares outstanding	226.6	228.2	678.3
Book value per share	$122.97	$109.19	$36.86
Adjusted book value per share	139.04	122.90	36.21
Tangible book value per share, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	119.14	104.57	n/a

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gains (losses) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	December 31, 2024	December 31, 2023
Debt	$8,033	$8,031
Shareholders’ equity	27,864	24,921
Total capitalization	35,897	32,952
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(3,640)	(3,129)
Total capitalization excluding net unrealized losses on investments, net of tax, included in shareholders’ equity	$39,537	$36,081
Debt-to-capital ratio	22.4%	24.4%
Debt-to-capital ratio excluding net unrealized investment losses, net of tax, included in shareholders’ equity	20.3%	22.3%
RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of December 31,
($ in millions)	2024	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Invested assets	$94,223	$88,810	$80,454	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488	$70,470	$73,261	$73,160	$73,838
Less: Net unrealized investment gains (losses), pre-tax	(4,609)	(3,970)	(6,220)	3,060	5,175	2,853	(137)	1,414	1,112	1,974	3,008	2,030	4,761
Invested assets excluding net unrealized investment gains (losses)	$98,832	$92,780	$86,674	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376	$68,496	$70,253	$71,130	$69,077

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 15, 2024, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825